Exhibit 23.3

CONSENT OF CONSULTANT

MITU Resources Inc.
Cll 62B 32c-60
Bogota, 11011, Colombia

The undersigned Jorge Villaneuva hereby consents to his Technical Report on the MITU Gold Mine dated May 1, 2013 (“Report”) being used as the basis for the “Description of Property” section of your Registration Statement on Form S-1 and concurs with the summary of the information from the Report disclosed in that section. The undersigned further consents to being named as an expert in said Registration Statement.

August 4, 2014	/s/ Jorge Villaneuva
Jorge Villaneuva